Exhibit (H)(18)

SCHEDULE A

As revised _________, 2018

to the

EXPENSE LIMITATION AGREEMENT

DATED MAY 23, 2017

between

ADVISORSHARES INVESTMENTS, LLC

and

SABRETOOTH ADVISORS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMIT

This Agreement relates to the following Funds of the Trust:

Fund	Maximum Annual Operating Expense Limit
AdvisorShares New Tech and Media ETF	0.85%
AdvisorShares Sabretooth ETF	0.85%

 A-1